Exhibit (a)(1)(e)

ACCREDITED INVESTOR QUESTIONNAIRE

The undersigned understands that the purpose of this questionnaire is to permit AntriaBio, Inc. (the “Company”) to determine whether the undersigned is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended. The undersigned represents to the Company that (i) the information contained herein is complete and accurate and may be relied upon by the Company and (ii) the undersigned will notify the Company immediately of any change in any of such information.

All information furnished is for the sole use of the Company and its counsel and will be held in confidence by the Company and its counsel, except that this questionnaire may be furnished to such parties as the Company deems desirable to establish compliance with federal or state securities laws.

1.	Accredited Investor Status. Please state below whether any of the following definitions of an “accredited investor” applies to you (check all that are applicable):

☐	A natural person whose net worth or joint net worth with that person’s spouse, excluding the equity value of his or her principal residence, exceeds $1,000,000 at the time of this Subscription.*

☐	A natural person who had an individual income in excess of $200,000 in each of the two most recent years (or $300,000 jointly with his or her spouse) and who reasonably expects an income in excess of $200,000 (or $300,000 jointly with his or her spouse) in the current year.

☐	A director or executive officer of the Company.

☐	A corporation, partnership, or business trust not formed for the specific purpose of making the investment represented by the Subscription, and having assets in excess of $5,000,000.

☐	A trust with total assets in excess of $5,000,000, not formed for the specific purpose of making the investment represented by the Subscription, whose purchase is directed by a person who has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Company.

☐	An entity in which all of the equity owners meet one of the above-listed qualifications.

☐	A bank, savings and loan association, broker, dealer, insurance company, investment company, business development company, or small business investment company.

☐	An employee benefit plan with assets greater than $5,000,000 or where the investment decision is made by a bank, savings and loan association, insurance company, or registered investment advisor.

☐	A self-directed employee benefit plan if the investment decisions are made solely by accredited investors.

☐	The undersigned is not an “Accredited Investor” because none of the above apply.

*	(For purposes of calculating your net worth under this paragraph, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.)

2.	Signatures.

For Execution by an Individual

By:

(Signature)	(Date)
Print Name:

For Execution by an Entity

Entity Name:

By:

(Signature)	(Date)
Print Name:

Print Title: